UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 19, 2010

DELTRON, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-130197	86-1147933
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

11377 Markon Drive

Garden Grove, CA 92841
(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  (714) 891-1795

Sabana Oeste, Restaurante Princessa Marina,

200 Metros Oeste y 100 mts Norte, Portón Verde, Frente SBC Computadoras,

San Jose, Republica de Costa Rica
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[ ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Item 2.01  Completion of Acquisition or Disposition of Assets

Effective February 19, 2010 the Company transferred ownership of its wholly-owned subsidiary, Deltron Holdings Corporation S.A., to Shawn Phillips, a current director of the Company, including all assets, title, interest and liabilities of the subsidiary.  In consideration of this transfer, Mr. Phillips has agreed to waive any claim to the $42,765 owed to him by the Company as of February 19, 2010.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 22, 2010, the Board of Directors accepted the resignations of Randall Fernandez as President, Chief Executive Office, Chief Accounting Officer, Treasurer and member of the Board of Directors, Hilda Rivera as Secretary and member of the Board of Directors, and Shawn Phillips as a member of the Board of Directors.

There have been no disagreements between Messrs. Fernandez and Phillips, Ms. Rivera and the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices.  The Company has provided each resigning officer and director a copy of the disclosures it is making in this Item 5.02 no later than the day of filing this Form 8-K with the SEC.  The Company has also provided each of them the opportunity to furnish the Company, as promptly as possible, a letter addressed to the Company stating whether he or she agrees with the statements made by the Company in this Item 5.02, and, if not, stating the respects in which he or she does not agree.  The Company will file any letter received by the Company with the SEC as an exhibit by an amendment to this Form 8-K within two business days after receipt by the Company.

On February 22, 2010, Henry Larrucea was appointed as President, Chief Executive Officer, Chief Financial Officer and Treasurer of the Company, and as a member of the Board of Directors.  On February 22, 2010, David Schindler was appointed as the Secretary of the Company and as a member of the Board of Directors.  Following is a brief description of Messrs. Larrucea and Schindler’s prior business experience.

Henry Larrucea, currently C.E.O. of Elasco Inc., was one of the original founders of the company in 1979 and had been its sole shareholder from 2001 thru 2008. He is responsible for overall management oversight and strategic long term planning.

Mr. Larrucea is also directly involved in new product design and development. He has two patents in his name for roller skate and skateboard related inventions. His experience in Polyurethane Chemistry over 30 years with the company has enabled Elasco to produce many unique polymers for use in such diverse industries as roller skate and skateboard wheels, exercise equipment, bowling pin setter equipment and fire hydrant seals.. A recent formula developed exclusively by Elasco uses a natural soy-based resin as an ingredient to make an elastomer that performs like other hydrocarbon derived polyurethanes. Thus reducing related carbon emissions from the manufacturing process for that resin by 36%. This product is marketed as a green alternative to oil based products, and is finding favor in the youth market that many of Elasco’s products service.

Mr. Schindler is currently President of Elasco, Inc.  He has held this office since February, 2009.  From August 2004, through February 2009, Mr. Schindler served as manufacturing manager of Elasco, Inc.

David Schindler has over fifteen years experience in operations management.  His areas of expertise include the manufacturing, supply chain and distribution management of a wide range of products which include desktop computers systems, wireless handsets for the cellular phone market and sports related hard goods.  His extensive experience in general management, business development, quality control, program management and materials management in rapid growth private and publicly held companies reflects his understanding of business operations at multiple levels.

Experience working in some of the world’s largest contract manufactures has provided strong competence in the successful management of product life cycles through the implementation, production and delivery phases. He has also successfully implemented ISO compliance procedures at various companies as well as lead Lean Manufacturing and Quality and Process Improvement initiatives.  Mr. Schindler’s Bachelor of Science Degree in Operations Management from the School of Business at California State University at Long Beach.

There are no family relationships between Messrs. Larrucea and Schindler, and any member of the Board of Directors or any other officer of the Company.  There have been no transactions since the beginning of the Company’s last fiscal year, or any proposed transaction, in which the Company was or is to be party and in which either had or will have a direct or indirect material interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Henry Larrucea

Henry Larrucea, President